Exhibit 8.1

List of Subsidiaries and Consolidated Entities of the Registrant

Subsidiaries	Place of Incorporation

Momo Technology HK Company Limited	Hong Kong

Beijing Momo Information Technology Co., Ltd.	PRC

Momo Technology Overseas Holding Company Limited.	British Virgin Islands

Momo Information Technologies Corp.	U.S.

Consolidated Affiliated Entity

Beijing Momo Technology Co., Ltd.	PRC

Subsidiaries of the Consolidated Affiliated Entity

Chengdu Momo Technology Co., Ltd.	PRC

Shanghai Momo Technology Co., Ltd.	PRC

Tianjin Heer Technology Co., Ltd.	PRC

Chengdu Biyou Technology Co., Ltd.	PRC